Exhibit 99.1

United States Natural Gas Fund, LP

Monthly Account Statement

For the Month Ended May 31, 2025

Statement of Income (Loss)
Income
Realized Trading Gain (Loss) on Commodity Futures	$3,013,369
Realized Gain (Loss) on Swap Contracts	(9,957,712)
Unrealized Gain (Loss) on Market Value of Commodity Futures	(11,018,858)
Unrealized gain (loss) on Fair Value of Swap Contracts	77
Dividend Income	702,036
Interest Income	425,928
ETF Transaction Fees	27,000
Total Income (Loss)	$(16,808,160)

Expenses
General Partner Management Fees	$186,829
Professional Fees	112,891
Brokerage Commissions	58,109
Directors' Fees and insurance	5,152
License fees	4,671
SEC & FINRA Registration Expense	14,655
Total Expenses	$382,307
Net Income (Loss)	$(17,190,467)

Statement of Changes in Net Asset Value
Net Asset Value Beginning of Month 5/1/25	$428,703,283
Additions (7,200,000 Shares)	124,606,827
Withdrawals ((10,800,000) Shares)	(189,340,142)
Net Income (Loss)	(17,190,467)

Net Asset Value End of Month	$346,779,501
Net Asset Value Per Share (22,146,103 Shares)	$15.66

To the Limited Partners of United States Natural Gas Fund, LP:

Pursuant to Rule 4.22(h) under the Commodity Exchange Act, the undersigned represents that, to the best of his knowledge and belief, the information contained in the Account Statement for the month ended May 31, 2025 is accurate and complete.

/s/ Stuart P. Crumbaugh
Stuart P. Crumbaugh
Chief Financial Officer
United States Commodity Funds LLC, General Partner of United States Natural Gas Fund, LP

United States Commodity Funds LLC
1850 Mt. Diablo Boulevard, Suite 640
Walnut Creek, CA 94596